Exhibit 99.2

PRESS RELEASE

For more information, contact:
Mark A. Jeffries	December 23, 2019
Executive Vice President
Chief Financial Officer
(910) 892-7080
markj@selectbank.com

Select Bancorp, Inc.

Announces Agreement to Acquire Three Western

North Carolina Branches from Entegra Bank

DUNN, NC (GLOBE NEWSWIRE) -- Select Bancorp, Inc. (NASDAQ: SLCT), the holding company for Select Bank & Trust Company, announced today that Select Bank & Trust has entered into a definitive purchase and assumption agreement pursuant to which the bank has agreed to purchase three branches in western North Carolina from Entegra Bank. Terms of the agreement provide for Select Bank & Trust to assume the deposits, and to acquire the majority of the loans, property, equipment and other selected assets associated with the Entegra Bank branches located at 30 Hyatt Road, Franklin, NC, 498 East Main Street, Sylva, NC, and 473 Carolina Way, Highlands, NC.

The transaction is subject to state and federal bank regulatory approvals and other customary closing conditions and is expected to close during the second quarter of 2020. Following the closing of the proposed transaction, the three locations will operate as branches of Select Bank & Trust Company. The transaction is also contingent upon the completion of Entegra Financial Corporation’s merger with First-Citizens Bank & Trust Company.

Upon the announcement, William L. Hedgepeth, President and CEO of Select Bancorp, said, “It is our goal to further expand the markets we serve and enter new markets. These branches will serve as an expansion of our footprint into western North Carolina. We are deploying our capital in a deliberate and efficient manner. We plan to establish a banking platform from the coast to the mountains, while maintaining our community bank roots. This strategic acquisition fits nicely with our recent announcements of opening a full-service branch in Cornelius, North Carolina (Charlotte area) and the opening of loan production offices in Winston-Salem and Durham, North Carolina. As part of our strategic planning process and growth philosophy, we make an effort to seek out established locations with experienced employees. We look forward to serving these new communities. This is an exciting time for not only Select Bancorp, but for all of our shareholders, customers and communities, as a larger, well-established community bank.”

The three North Carolina branches are located in western North Carolina south of Asheville. “For us, it's a good fit. These locations are mature branches with experienced personnel and rich in core deposits. We believe the folks in this area, and beyond, will enjoy the level of service and attention they will receive under the Select Bank & Trust Company name and we’ll be able to serve them in many ways, with traditional banking, mortgage lending, SBA lending and other great products and services,” added Hedgepeth.

Select Bank & Trust was advised by Janney Montgomery Scott, LLC as financial advisor and Wyrick Robbins Yates & Ponton LLP as legal counsel.

About Select Bancorp, Inc.

Select Bancorp, Inc. is a bank holding company headquartered in Dunn, North Carolina. The Company primarily conducts operations through its wholly owned subsidiary, Select Bank & Trust Company, a North Carolina-chartered commercial bank that provides a full suite of banking services through its offices in North Carolina and South Carolina. The Company’s common stock is listed on the Nasdaq Global Market under the symbol “SLCT”. Select Bank & Trust Company has 18 offices in Burlington, Charlotte, Clinton, Dunn, Elizabeth City, Fayetteville, Goldsboro, Greenville, Holly Springs, Leland, Lillington, Lumberton, Morehead City, Raleigh, and Wilmington, NC, Blacksburg and Rock Hill, SC, and Virginia Beach, VA., and loan production offices in Durham, Wilson and Winston-Salem, North Carolina. Select Bank & Trust Company serves these, and nearby communities focusing on local businesses and consumers as a dedicated community bank. The mission of Select Bank & Trust Company is to be the bank of choice in the communities we serve, by providing exceptional customer service, superior products and experienced bankers using a “common sense” approach to banking. When customers choose to bank with Select Bank & Trust Company, they receive quality financial products at a fair and competitive price, along with unparalleled friendly, courteous, and responsive service. More information can be obtained by visiting our web site at www.SelectBank.com.

Caution About Forward-Looking Statements

This press release contains certain forward-looking information about Select Bancorp, Inc. and its bank subsidiary that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. In some cases, you can identify forward-looking statements by words such as “may,” “hope,” “will,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “continue,” “could,” “future” or the negative of those terms or other words of similar meaning. These forward-looking statements include, without limitation, statements relating to the terms and closing of the proposed transaction between Select Bank & Trust and Entegra Bank, the estimated impact of the branch acquisition on financial results, acceptance by existing branch customers of Select Bank & Trust’s products and services, and the opportunities to enhance market share in certain markets. You should carefully read forward-looking statements, including statements that contain these words, because they discuss the future expectations or state other “forward-looking” information about Select Bancorp, Inc. and its subsidiary bank. A number of important factors could cause actual results or events to differ materially from those indicated by such forward-looking statements, many of which are beyond the parties’ control, including the parties’ ability to consummate the transaction or satisfy the conditions to the completion of the transaction, including the receipt of regulatory approvals required for the transaction on the terms expected, on the anticipated schedule, or at all; the possibility that any of the anticipated benefits of the proposed transaction will not be realized or will not be realized within the expected time period; the effect of the announcement of the transaction on employee and customer relationships at the branch and operating results; the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; and general competitive, economic, political and market conditions and fluctuations. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in Select Bancorp, Inc.’s SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request. Select Bancorp, Inc. assumes no obligation to update the information in this communication, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

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